Exhibit (g.2)

FRONTIER FUNDS, INC.

FOURTH AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FOURTH AMENDMENT dated as of March 17, 2016, to the Custody Agreement, dated as of October 31, 2014, as amended January 6, 2015, March 23, 2015 and August 13, 2015 (the “Agreement”), is entered into by and between FRONTIER FUNDS, INC., a Maryland corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the list of funds of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Amended Exhibit B shall be superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FRONTIER FUNDS, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ William D. Forsyth III	By: /s/ Michael R. McVoy
Name: William D. Forsyth III	Name: Michael R. McVoy
Title: President	Title: Senior Vice President

AMENDED EXHIBIT B

to the Custody Agreement

Fund Names

Separate Series of Frontier Funds, Inc.

Name of Series

Frontier Netols Small Cap Value Fund

Frontier Timpani Small Cap Growth Fund

Frontier Phocas Small Cap Value Fund

Frontier MFG Global Equity Fund

Frontier MFG Core Infrastructure Fund

Frontier MFG Global Plus Fund

Frontier Silk Invest New Horizons Fund

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